Exhibit 99.1

PRESS RELEASE

WINN-DIXIE STORES, INC. | 5050 EDGEWOOD COURT | JACKSONVILLE, FLA. 32254 | (904) 783-5000

Winn-Dixie Stores Reports Fourth Quarter and Fiscal Year 2011 Results

and Provides Fiscal 2012 Guidance

Highlights:

•	Fourth quarter Adjusted EBITDA of $38.3 million; fiscal 2011 Adjusted EBITDA of $114.0 million, meeting the Company’s previous guidance

•	Fourth quarter identical store sales increase of 3.2%; fiscal 2011 identical store sales decrease of 0.1%

•	Transformational format stores continue to generate strong sales

•	Liquidity of $553.7 million and no borrowings under revolving credit facility

•	Adjusted EBITDA for fiscal 2012 expected to be in the range of $120 million to $135 million.

JACKSONVILLE, Fla. (August 29, 2011) — Winn-Dixie Stores, Inc. (NASDAQ: WINN), today reported its financial results for the fiscal year and fourth quarter ended June 29, 2011.

Net sales for the 12-week fourth quarter of fiscal 2011 were $1.6 billion, a decrease of $63.6 million or 3.8% compared to the 13-week fourth quarter of fiscal 2010. The decrease was due to the extra week in the prior year period. Identical store sales on a comparable 12-week basis increased 3.2% compared to the same period in the prior fiscal year. Basket size for identical stores on a comparable 12-week basis increased 3.9% while transaction count decreased by 0.7% compared to the same period in the prior fiscal year.

Fourth quarter identical store sales were impacted by inflationary increases that were passed through in selected categories, an increase in sales in remodeled stores and favorable results from the Company’s computer generated ordering and fuelperks!® Rewards initiatives, partially offset by competitive activities and general market factors.

Net income from continuing operations for the fourth quarter of fiscal 2011 was $5.6 million, or $0.10 per diluted share, compared to $16.0 million, or $0.29 per diluted share, for the same period in the prior year. Adjusted EBITDA was $38.3 million for the 12-week fourth quarter of fiscal 2011 compared to $42.5 million for the 13-week fourth quarter of fiscal 2010.

Peter Lynch, Chairman, CEO, and President, said, “We were able to improve our financial performance in the second half of the year due to the talent and hard work of all of our team members. We enter fiscal 2012 as a stronger company and look forward to building on the momentum we have established this year as we continue to grow sales through initiatives and customer loyalty programs such as our fuelperks! ® Rewards program and transformational remodels. Through the first two fiscal periods of the new year, this momentum has resulted in identical store sales growth in excess of three percent.”

Details of the Fourth Quarter Results

The Company reported net income of $7.3 million, or $0.13 per diluted share, for the fourth quarter compared to net income of $14.0 million, or $0.25 per diluted share, for the same period in the prior fiscal year. The Company reported net income from discontinued operations of $1.7 million, or $0.03 per diluted share, for the fourth quarter compared to a net loss from discontinued operations of $2.0 million, or $0.04 per diluted share, in the prior fiscal year.

Net income from continuing operations was $5.6 million, or $0.10 per diluted share, for the fourth quarter compared to $16.0 million, or $0.29 per diluted share, for the same period in the prior fiscal year.

Gross profit on sales for the fourth quarter of fiscal 2011 was $447.6 million, a decrease of $42.9 million compared to the same period in the prior fiscal year (which included an additional week). As a percentage of net sales, gross margin was 27.7% for the fourth quarter, a decrease of 150 basis points compared to the same period in the prior year. Gross margin in the fourth quarter results reflected a return to a more normalized pricing and promotional environment from the prior year period, when the Company made the decision to maintain margin rate. The Company also had a LIFO charge of $3.8 million in the fourth quarter of fiscal 2011 as compared to a credit of $4.4 million in the same period in the prior fiscal year which was 50 basis points of the gross margin change.

Operating and administrative expenses were $440.7 million, a decrease of $33.1 million compared to the same period in the prior fiscal year (which included an additional week).

Cash operating and administrative expenses were $412.2 million, a decrease of $39.2 million compared to the same period in the prior fiscal year (which included an additional week). Excluding the impact of the additional week in the prior year, estimated to be approximately $34.7 million, cash operating and administrative expenses for the fourth quarter decreased by $4.5 million compared to the same period in the prior fiscal year.

Fiscal Year Results

Net sales for fiscal 2011 were $6.9 billion, a decrease of $99.3 million or 1.4% compared to fiscal 2010 (which included an additional week). The decrease was due to the extra week in the prior year period and a slight decline in identical store sales. Identical store sales on a comparable 52-week basis decreased 0.1% compared to the prior fiscal year. Basket size for identical stores on a comparable 52-week basis increased 1.3% while transaction count decreased 1.5% compared to the prior fiscal year.

Fiscal 2011 identical store sales were impacted negatively by general market factors and competitive activity, partially offset by inflationary price increases that were passed through in selected categories, an increase in sales in remodeled stores, and favorable results from the Company’s computer generated ordering and fuelperks! ®Rewards initiatives.

Gross profit on sales was $1.9 billion, a decrease of $73.7 million compared to fiscal 2010 (which included an additional week). As a percentage of net sales, gross margin for the fiscal year was 27.9% as compared to 28.5% for fiscal 2010, a decrease of 60 basis points compared to the prior year. Approximately 30 basis points of the decrease was due to a higher LIFO charge in fiscal 2011 as compared to fiscal 2010. The remaining 30 basis points of the decrease was primarily due to pricing and promotional programs.

Operating and administrative expenses for fiscal 2011 were $1.9 billion, a decrease of $11.3 million compared to the prior fiscal year (which included an additional week). The decrease was due to the impact of the extra week in fiscal 2010 and a decrease in share-based compensation partially offset by increases in payroll and payroll-related costs, self-insurance reserve adjustments and depreciation.

Cash operating and administrative expenses for fiscal 2011 were $1.8 billion, a decrease of $33.5 million compared to the prior fiscal year (which included an additional week). Excluding the impact of the additional week, estimated to be $34.7 million, cash operating and administrative expenses for fiscal 2011 were essentially flat as compared to fiscal 2010.

The Company reported a net loss of $70.1 million for fiscal 2011, or $1.26 per diluted share, as compared to net income of $28.9 million, or $0.52 per diluted share, for fiscal 2010. Net loss from discontinued operations was $40.3 million for fiscal 2011, or $0.72 per diluted share, as compared to $7.9 million, or $0.15 per diluted share, for fiscal 2010.

For continuing operations, the Company reported a net loss of $29.8 million for fiscal 2011, or $0.54 per diluted share, as compared to net income of $36.8 million, or $0.67 per diluted share.

Adjusted EBITDA for fiscal 2011 was $114.0 million compared to $150.8 million for fiscal 2010.

Liquidity and Capital Resources

As of June 29, 2011, Winn-Dixie had $553.7 million of liquidity, comprised of $345.9 million of borrowing availability under its credit agreement and approximately $207.8 million of cash and cash equivalents. The Company had no borrowings on its line of credit other than fees charged by the lender during fiscal 2011. Capital expenditures for fiscal 2011 were $92.6 million, lower than the Company’s most recent estimate of $115.0 million due primarily to timing of expenditures that are now expected to occur in fiscal 2012.

Fiscal 2012 Guidance

The Company expects Adjusted EBITDA for fiscal 2012 to be in the range of $120 million to $135 million. Among other factors, the Company’s Adjusted EBITDA guidance is based on its current expectation that identical store sales for fiscal 2012 will increase by 2.5% to 3.5% and gross margin rate will be slightly higher than fiscal 2011. Operating and administrative expenses are expected to be somewhat higher than fiscal 2011 based on the expectation of increases in payroll and payroll-related expenses and higher depreciation costs due to capital investments in 2012.

The Company also expects to pay no income taxes in fiscal 2012 due to the sufficiency of its tax loss carryforwards.

Capital Expenditures

Capital expenditures for fiscal 2012 are expected to be approximately $200 million, of which approximately $125 million will be used for the Company’s store remodeling program and new store development. The additional $75 million is expected to be used for retail store improvements and maintenance, IT systems, warehousing and transportation. Due to the continuing strong sales performance in the transformational format stores, the Company expects to complete 17 transformational format remodels in fiscal 2012 and to begin to build the pipeline for remodels and new store development for fiscal 2013.

Conference Call and Webcast Information

The Company will host a live conference call and simultaneous audio webcast on Tuesday, August 30, 2011, from 8:30 AM to 9:30 AM Eastern Time. To access the webcast of the conference call (a replay of which will be available later in the day), please go to the “Investors” section of the Company’s website at http://www.winndixie.com. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 888-679-8034 or (International) 617-213-4847. The access code is 60437647. A recording of the call will be available on the “Investors” section of the Winn-Dixie website from August 30, 2011, through September 6, 2011; it can also be accessed by calling 888-286-8010 or 617-801-6888. The replay passcode is 49532031.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. As of June 29, 2011, the Company operated 484 retail grocery locations with 75 liquor stores and four fuel centers at the retail stores and 379 in-store pharmacies, in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winndixie.com.

The Securities and Exchange Commission (“SEC”) has adopted rules related to disclosure of certain financial measures not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Such rules require all public companies to provide certain disclosures in press releases and SEC filings related to non-GAAP financial measures. We use the non-GAAP measure “Adjusted EBITDA” to evaluate the Company’s operating performance and it is among the primary measures used by management for planning and forecasting future periods. Adjusted EBITDA is defined as income from continuing operations before interest, income taxes, and depreciation and amortization expense, or EBITDA, and further adjusted for certain non-cash charges, reorganization items, self-insurance reserves, and items related to the Company’s emergence from bankruptcy. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other peers in its industry. Adjusted EBITDA is reconciled to net income on the attached schedules of this release.

In addition, we use the non-GAAP measure “Cash operating and administrative expenses” to facilitate comparisons of the Company’s operating expenses and this measure is used by management for planning and forecasting future periods. Cash operating and administrative expenses is defined as operating and administrative expenses from continuing operations adjusted for depreciation and amortization expense, non-cash share-based compensation charges, and self-insurance reserves. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates, gasoline costs and food prices, which could impact consumer spending and buying habits and the cost of doing business; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; risks in providing pharmacy services and continued reimbursement rate pressures; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2011, and other Company filings with the SEC. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Investor Contact:	Media Contact:
Celia Nass	Hunter Robinson
Senior Director, Investor Relations	Communications Specialist
(904) 783-5123	(904) 783-5153

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Dollar amounts in thousands except per share data

	12 weeks ended June 29, 2011		13 weeks ended June 30, 2010
	Amount	%	Amount	%
Net sales	$1,617,886	100.0	$1,681,522	100.0
Cost of sales, including warehouse and delivery expenses	1,170,239	72.3	1,190,933	70.8

Gross profit on sales	447,647	27.7	490,589	29.2
Operating and administrative expenses	440,697	27.2	473,846	28.1
Impairment charges	681	0.1	436	—

Operating income	6,269	0.4	16,307	1.1
Interest expense, net	1,160	0.1	940	—

Income from continuing operations before income tax	5,109	0.3	15,367	1.1
Income tax benefit	(520)	—	(672)	—

Net income from continuing operations	5,629	0.3	16,039	1.1

Discontinued operations:
Loss from discontinued operations	(68)	—	(2,060)	(0.1)
Gain on disposal of discontinued operations	1,740	0.1	—	—

Net gain (loss) from discontinued operations	1,672	0.1	(2,060)	(0.1)

Net income	$7,301	0.4	$13,979	1.0

Basic and diluted earnings per share:
Earnings from continuing operations	$0.10		0.29
Gain (loss) from discontinued operations	0.03		(0.04)

Basic and diluted earnings per share	$0.13		0.25

Weighted average common shares outstanding
- basic	55,819		55,085

- diluted	56,076		55,399

Adjusted (loss) earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income	$7,301		13,979
Adjustments to reconcile net income to EBITDA:
Income tax benefit	(520)		(672)
Depreciation and amortization	27,502		25,785
Favorable and unfavorable lease amortization, net	141		369
Interest expense, net	1,160		940

EBITDA	35,584		40,401
Adjustments to reconcile EBITDA to Adjusted EBITDA:
Net gain (loss) from discontinued operations	(1,672)		2,060
Impairment charges	681		436
Share-based compensation	2,660		3,500
Post-emergence bankruptcy-related professional fees	75		706
Self-insurance reserve prior-year adjustment	1,004		(4,606)

Adjusted EBITDA	$38,332		42,497

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Dollar amounts in thousands except per share data

	52 weeks ended June 29, 2011		53 weeks ended June 30, 2010
	Amount	%	Amount	%
Net sales	$6,880,776	100.0	$6,980,118	100.0
Cost of sales, including warehouse and delivery expenses	4,962,508	72.1	4,988,193	71.5

Gross profit on sales	1,918,268	27.9	1,991,925	28.5
Operating and administrative expenses	1,938,902	28.2	1,950,205	27.9
Impairment charges	5,174	0.1	4,592	0.1

Operating (loss) income	(25,808)	(0.4)	37,128	0.5
Interest expense, net	7,217	0.1	4,650	0.1

(Loss) income from continuing operations before income tax	(33,025)	(0.5)	32,478	0.4
Income tax benefit	(3,233)	—	(4,306)	(0.1)

Net (loss) income from continuing operations	(29,792)	(0.5)	36,784	0.5

Discontinued operations:
Loss from discontinued operations	(12,958)	(0.2)	(7,887)	(0.1)
Loss on disposal of discontinued operations	(27,380)	(0.4)	—	—

Net loss from discontinued operations	(40,338)	(0.6)	(7,887)	(0.1)

Net (loss) income	$(70,130)	(1.1)	$28,897	0.4

Basic (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.54)		0.67
Loss from discontinued operations	(0.72)		(0.14)

Basic (loss) earnings per share	$(1.26)		0.53

Diluted (loss) earnings per share:
(Loss) earnings from continuing operations	$(0.54)		0.67
Loss from discontinued operations	(0.72)		(0.15)

Diluted (loss) earnings per share	$(1.26)		0.52

Weighted average common shares outstanding
- basic	55,654		54,911

- diluted	55,654		55,196

Adjusted earnings (loss) before interest, taxes, depreciation and amortization (EBITDA):
Net (loss) income	$(70,130)		28,897
Adjustments to reconcile net (loss) income to EBITDA:
Income tax benefit	(3,233)		(4,306)
Depreciation and amortization	116,348		102,525
Favorable and unfavorable lease amortization, net	591		1,280
Interest expense, net	7,217		4,650

EBITDA	50,793		133,046
Adjustments to reconcile EBITDA to Adjusted EBITDA
Net loss from discontinued operations	40,338		7,887
Impairment charges	5,174		4,592
Share-based compensation	10,197		16,984
Post-emergence bankruptcy-related professional fees	841		2,372
Self-insurance reserve prior-year adjustment	6,668		(12,327)
VISA/MasterCard settlement	—		(1,788)

Adjusted EBITDA	$114,011		150,766

CONDENSED CONSOLIDATED BALANCE SHEETS

Dollar amounts in thousands except par value

	June 29, 2011	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$207,764	152,327
Trade and other receivables, less allowance for doubtful receivables of $3,230 ($3,730 at June 30, 2010)	71,082	63,356
Merchandise inventories, less LIFO reserve of $55,627 ($38,268 at June 30, 2010)	580,089	658,040
Prepaid expenses and other current assets	28,994	28,096

Total current assets	887,929	901,819

Property, plant and equipment, net	658,891	680,936
Intangible assets, net	207,216	211,281
Deferred tax assets, non-current	36,646	40,697
Other assets, net	9,108	3,334

Total assets	$1,799,790	1,838,067

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current obligations under capital leases	$10,888	9,397
Accounts payable	344,345	345,955
Reserve for self-insurance liabilities	74,837	73,661
Accrued wages and salaries	73,929	65,417
Deferred tax liabilities	44,740	48,667
Accrued expenses	116,606	118,094

Total current liabilities	665,345	661,191

Reserve for self-insurance liabilities	111,622	109,240
Unfavorable leases	82,390	99,049
Obligations under capital leases	31,875	20,075
Other liabilities	45,050	24,775

Total liabilities	936,282	914,330

Shareholders’ equity:
Common stock, $0.001 par value. Authorized 400,000,000 shares; 55,932,767 shares issued; 55,820,160 outstanding at June 29, 2011 and 55,187,440 shares issued; 55,074,833 outstanding at June 30, 2010	56	55
Additional paid-in-capital	819,009	808,694
Retained earnings	39,833	109,963
Accumulated other comprehensive income	4,610	5,025

Total shareholders’ equity	863,508	923,737

Total liabilities and shareholders’ equity	$1,799,790	1,838,067

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Amounts in thousands

	52 weeks ended	53 weeks ended
	June 29, 2011	June 30, 2010
Cash flows from operating activities:
Net (loss) income	$(70,130)	28,897
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	116,595	103,554
Deferred income taxes	124	165
Share-based compensation	10,197	16,984
Other, net	620	8,043
Change in operating assets and liabilities:
Trade, insurance and other receivables	(7,536)	10,068
Merchandise inventories	77,951	7,441
Prepaid expenses and other current assets	(898)	4,474
Accounts payable and accrued expenses	13,918	(1,368)
Reserve for self-insurance liabilities	3,558	(6,239)

Net cash provided by operating activities	144,399	172,019

Cash flows from investing activities:
Purchases of long-lived assets	(92,632)	(189,062)
(Increase) decrease in other assets, net	(1)	115
Sales of assets	13,459	1,203

Net cash used in investing activities	(79,174)	(187,744)

Cash flows from financing activities:
Gross borrowings on credit facilities	22,028	9,090
Gross payments on credit facilities	(22,028)	(9,090)
Increase (decrease) in book overdrafts	10,756	(3,522)
Principal payments on capital leases	(12,133)	(11,393)
Debt issuance payments	(8,530)	—
Other, net	119	144

Net cash used in financing activities	(9,788)	(14,771)

Increase (decrease) in cash and cash equivalents	55,437	(30,496)
Cash and cash equivalents at beginning of year	152,327	182,823

Cash and cash equivalents at end of year	$207,764	152,327

Cash operating and administrative expenses

Amounts in thousands

	12 weeks ended June 29, 2011	13 weeks ended June 30, 2010	52 weeks ended June 29, 2011	53 weeks ended June 30, 2010

Operating and administrative expenses	$440,697	473,846	1,938,902	1,950,205

Non-cash expenses and other adjustments:

Depreciation and amortization	24,067	22,639	101,406	89,184

Favorable and unfavorable lease amortization, net	135	397	678	1,399

Share-based compensation	2,661	3,500	10,197	16,984

Self-insurance reserve prior year adjustment	1,632	(4,068)	6,618	(10,888)

Cash operating and administrative expenses	$412,202	451,378	1,820,003	1,853,526

11